EXHIBIT 99.1

News Release

For Immediate Release

For more information, contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

Major Customer of PECO II Postpones

Delivery Until First Quarter of 2005

              •    Company revises break-even expectations

GALION, Ohio – December 22, 2004 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and a manufacturer of communications power systems and equipment to the communications industry, announced today that a major customer has postponed delivery of power products from PECO II into the first quarter of 2005. Accordingly, PECO II’s earlier projections of financial break-even for the fourth quarter of 2004 are being revised downward.

James L. Green, president and chief executive officer, said, “Due to the postponement of delivery of power products by a major customer into the first quarter of 2005, we now expect that sales for the fourth quarter will be slightly below the $9.2 million we recorded in the third quarter of 2004. We also now believe that we will have an operating loss for the fourth quarter in the range of approximately $0.03 to $0.05 per diluted share, compared with our earlier projection of a break-even quarter. These projections are preliminary and subject to change based on actual sales from the shipment of products between now and December 31, 2004; determination of the actual percentage of completion of various service projects at December 31, 2004; and the final accounting and audit of our financial statements for 2004.”

Green added, “We have made good progress in 2004, with sales increasing from $6.6 million in the first quarter, to $7.2 million in the second quarter, to $9.2 million in the third quarter. The slight decrease in expected sales for the fourth quarter is due to the fact that we have a few large customers who can significantly affect any given quarter by changing the delivery dates for their orders from one quarter to the next.”

“For this reason, we look at our business on a longer-term basis, and we think the business is headed in the right direction from a sales and earnings standpoint when the entire year is assessed,” Green said. “We expect to see continuing improvement in our business next year, assuming that the market for telecommunications capital expenditures continues to improve. We are confident that PECO II has the right products and services to meet customer demands.”

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements made in this press release, including those related to expectations for sales and diluted earnings per share for the fourth quarter 2004 and improvement in the Company’s business in 2005, are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. The following factors, among others, in some cases have affected, and in the future could affect, the Company’s performance and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: a general economic recession; a downturn in our principal customers’ businesses; the volatility in the communications industry; the demand for communications equipment generally and in particular for the products and services offered by the Company; the Company’s ability to generate sales orders during fiscal 2004 and thereafter; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this press release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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